FORM OF	Exhibit (4)(m)

[ ]

DELAWARE LIFE INSURANCE COMPANY

[Service Address

P.O. Box 80428

Indianapolis, IN 46280

1-800-374-3714

www.delawarelife.com]

Guaranteed Lifetime Withdrawal Benefit Rider

[Marketing Name]

This Rider is attached to and made part of the contract as of the Issue Date and the provisions of this Rider apply in lieu of any contract provision to the contrary.

The Company will provide a guaranteed lifetime withdrawal benefit (“GLWB”) under the conditions of this Rider.

The GLWB is the Owner’s right to receive the Annual Withdrawal Amount in each Contract Year for the life of the Covered Person, or for the joint lives of the Covered Person and the Joint Covered Person.

In some cases when the Owner makes a withdrawal from the contract, the amount of the guaranteed benefits under this Rider are reduced and may be reduced to zero.

The purpose of the GLWB provided by this Rider is to provide security through a stream of income payments to the Owner. The GLWB will terminate upon change in ownership of the contract unless the ownership change meets certain requirements specified in the Termination of this Rider provision.

Signed for Delaware Life Insurance Company.

[ ]	[ ]

[Michael S. Bloom] Secretary	[Daniel J. Towriss] President

ICC21-DLIC-VA-GLWB-01-IB

FORM OF	Exhibit (4)(m)

DEFINITIONS

Capitalized terms not defined in this Rider are defined in the contract.

References in this Rider to “receipt”, “receives”, or “received” by the Company mean receipt in good order at our Service Address shown on the cover page of this Rider, or at such other location (and by any such means) we identify as acceptable to us.

Annual Rider Fee Rate: The rate used to calculate the Rider Fee. The Annual Rider Fee Rate is shown on the applicable Additional Benefit Specifications Page and will never exceed the Maximum Annual Rider Fee Rate shown on the applicable Additional Benefit Specifications Page.

Annual Withdrawal Amount (“AWA”): The maximum amount that the Owner may withdraw in a Contract Year without reducing the Withdrawal Benefit Base. We will calculate the initial AWA on the Income Start Date. The AWA can change from Contract Year to Contract Year, based on changes in the Withdrawal Benefit Base.

Bonus Amount: An amount that may be added to the Withdrawal Benefit Base as a bonus at the end of each Contract Year during the Bonus Period and on the Income Start Date if the Income Start Date is during the Bonus Period. The Bonus Amount is equal to the Bonus Rate multiplied by the Bonus Base.

Bonus Base: The amount used to calculate any Bonus Amounts during the Bonus Period.

Bonus Period: A period of time measured from the Issue Date or the last Step-Up Date during the Bonus Extension Period, over which the Withdrawal Benefit Base can accumulate Bonus Amounts. The Bonus Period is shown on the applicable Additional Benefit Specifications Page. The Bonus Period ends automatically on the Income Start Date.

Bonus Rate: An annualized percentage rate multiplied by the Bonus Base on each Contract Anniversary (and on the Income Start Date if not a Contract Anniversary) during the Bonus Period to determine any Bonus Amounts. The Bonus Rate is shown on the applicable Additional Benefit Specifications Page.

Bonus Extension Period: A period of time measured from the Issue Date during which the Bonus Period will extend upon Step-Up. The Bonus Extension Period is shown on the applicable Additional Benefit Specifications Page. The Bonus Extension Period terminates automatically on the Income Start Date.

Covered Person: The natural person whose age is used to determine the Lifetime Withdrawal Percentage for purposes of calculating the AWA on the Income Start Date and on any subsequent Step-Up Date. If joint life coverage is elected, the Covered Person will be the younger spouse as of the Income Start Date.

Early Withdrawal: Any withdrawal taken prior to the Income Start Date.

Excess Withdrawal: In any Contract Year after the Income Start Date, an Excess Withdrawal is the portion of cumulative withdrawals that exceeds the higher of the AWA and the Protected RMD.

Income Start Date: The date you begin withdrawing your AWA. The Income Start Date cannot be later than the last Valuation Period before the Maximum Annuity Income Date.

Joint Covered Person: If joint-life coverage is elected, the Joint Covered Person is the spouse of the Covered Person, as recognized under federal tax law.

Lifetime Withdrawal Percentage: A percentage which, except as otherwise described herein, is based on the Covered Person’s age on the Income Start Date and on any subsequent Step-Up Date, that is applied to the Withdrawal Benefit Base to determine the AWA. The tables of Lifetime Withdrawal Percentages are shown on the applicable Additional Benefit Specifications Page.

ICC21-DLIC-VA-GLWB-01-IB

FORM OF	Exhibit (4)(m)

Protected RMD: For a Qualified Contract, a value calculated after the first Contract Anniversary and the Income Start Date that is used to determine the maximum amount that the Owner may withdraw in a Contract Year without reducing the Withdrawal Benefit Base. The Protected RMD is not available during the first Contract Year or prior to the Income Start Date.

Rider Fee: The charge for this Rider, calculated as the Annual Rider Fee Rate, divided by four, and then multiplied by the Withdrawal Benefit Base. The Rider Fee will continue to be deducted until the earliest of the Annuity Income Date, the date on which the Contract Value equals zero, or the termination of this Rider.

Rider Quarter: A three-month period while this Rider is in effect with the first Rider Quarter beginning on the Issue Date.

Step-Up: An increase that the Company may make to the Withdrawal Benefit Base to set it equal to the Contract Value.

Step-Up Date: The date when the Withdrawal Benefit Base is increased by a Step-Up.

Termination Lockout Period: A period of time, measured from the Issue Date, during which the Owner may not voluntarily terminate this Rider. The Termination Lockout Period is shown on the applicable Additional Benefit Specifications Page.

Withdrawal Benefit Base: The amount used to calculate the AWA and the Rider Fee. The Withdrawal Benefit Base is not available for withdrawal, surrender, as a death benefit, or for application to any Annuity Option.

ICC21-DLIC-VA-GLWB-01-IB

FORM OF	Exhibit (4)(m)

BENEFIT TERMS AND PROVISIONS

Annual Withdrawal Amount (“AWA”)

To begin guaranteed income payments under this Rider, we must receive your election to activate your Income Start Date. The Income Start Date cannot be later than the last Valuation Period before the Maximum Annuity Income Date.

Following the Income Start Date, this Rider guarantees that the Owner may withdraw and receive an annual amount each Contract Year during the lifetime of the Covered Person or, if a joint-life income is selected, during the lifetimes of the Covered Person and the Joint Covered Person. The guaranteed annual amount is known as the AWA and can vary from Contract Year to Contract Year as further described below.

How the AWA is Determined

The AWA is first determined on the Income Start Date and then on each subsequent Contract Anniversary. The AWA equals the Lifetime Withdrawal Percentage multiplied by the Withdrawal Benefit Base. The applicable Lifetime Withdrawal Percentage is based on the Covered Person’s age on the Income Start Date.

If a Step-Up is applied as described in the Step-Up Feature provision below, then the Lifetime Withdrawal Percentage may be adjusted and will correspond to the Covered Person’s age on the Step-Up Date.

The AWA is not cumulative. If less than the AWA is withdrawn in any one Contract Year, then the unused portion of the AWA is not available to be withdrawn in future Contract Years.

How the Withdrawal Benefit Base is Determined

The Withdrawal Benefit Base is an amount used to calculate the AWA and the Rider Fee under this Rider. The Withdrawal Benefit Base is not available for withdrawal, surrender, as a death benefit, or for application to any Annuity Option. This Rider will terminate on the Annuity Income Date, and the Withdrawal Benefit Base will no longer be calculated or maintained for any purpose thereafter.

The Withdrawal Benefit Base on the Issue Date is equal to the initial Purchase Payment. After the Issue Date, the Withdrawal Benefit Base is:

•	increased by any subsequent Purchase Payments accepted by the Company;

•	increased by any Step-Ups or Bonus Amounts as described in the Step-Up Feature and Bonus Feature provision below;

•	decreased proportionally by any Early Withdrawals; and

•	decreased proportionally by any Excess Withdrawals.

After the Income Start Date, if the Contract Value is reduced to zero for any reason other than an Excess Withdrawal, all rights and benefits under the contract will terminate except for the right to receive future payments under this Rider. Payments will be calculated and made as described in the AWA Settlement Option provision of this Rider. These payments will continue for as long as the Covered Person lives. If joint-life coverage was elected, these payments will continue while the Covered Person and the Joint Covered Person are alive and will stop when the last surviving Covered Person dies.

ICC21-DLIC-VA-GLWB-01-IB

FORM OF	Exhibit (4)(m)

Early Withdrawals

Early Withdrawals are any withdrawals, including required minimum distributions from Qualified Contracts, taken prior to the Income Start Date. Early Withdrawals will reduce the Withdrawal Benefit Base, the Bonus Base, and the Contract Value. Early Withdrawals will also reduce future Bonus Amounts. The new Withdrawal Benefit Base and the new Bonus Base will be set on the effective date of the withdrawal.

If the Contract Value is reduced to zero due to an Early Withdrawal, the contract and this Rider will be immediately terminated.

Early Withdrawals could reduce your Withdrawal Benefit Base and Bonus Base by more than the dollar amount of the Early Withdrawals.

When an Early Withdrawal is taken, the Withdrawal Benefit Base and the Bonus Base will each be reduced in the same proportion as the amount withdrawn, including any Withdrawal Charges, reduces the Contract Value.

An Early Withdrawal will reduce your Withdrawal Benefit Base (and potential AWA) such that the Withdrawal Benefit Base after the Early Withdrawal is equal to:

A x (1 – (B/C))

Where:

•	A is the Withdrawal Benefit Base before the Early Withdrawal;

•	B is the amount of the Early Withdrawal including any Withdrawal Charges; and

•	C is the Contract Value before the Early Withdrawal.

An Early Withdrawal will reduce your Bonus Base such that the Bonus Base after the Early Withdrawal is equal to:

A x (1 – (B/C))

Where:

•	A is the Bonus Base before the Early Withdrawal;

•	B is the amount of the Early Withdrawal including any Withdrawal Charges; and

•	C is the Contract Value before the Early Withdrawal.

Withdrawing the AWA

You begin withdrawing the AWA on the Income Start Date. Cumulative withdrawals up to the greater of the AWA and the Protected RMD will not reduce the Withdrawal Benefit Base.

All withdrawals will reduce the Contract Value and are subject to Withdrawal Charges to the extent they exceed the greater of the AWA and the Free Withdrawal Amount.

ICC21-DLIC-VA-GLWB-01-IB

FORM OF	Exhibit (4)(m)

Effect of a Protected RMD Withdrawal

For a Qualified Contract with a Contract Value greater than zero, the amount that may be withdrawn, after the first Contract Anniversary and the Income Start Date, without reducing the Withdrawal Benefit Base is the greater of:

•	the AWA, reduced by any prior withdrawals taken during the same Contract Year; and

•	the Protected RMD at the time of the withdrawal, reduced by any prior withdrawals taken during the same Contract Year.

Any portion of a withdrawal that exceeds this amount will be treated as an Excess Withdrawal.

Protected RMD

The RMD Amount is an amount we calculate each calendar year based upon our interpretation of section 401(a)(9) of the Internal Revenue Code or other provisions of federal tax law regarding required minimum distributions applicable to your contract.

Because the RMD Amount used in the calculation of the Protected RMD is based on calendar years rather than Contract Years, the Protected RMD is calculated twice each Contract Year after the first Contract Anniversary and after the Income Start Date.

1.	On the first day of each Contract Year, the Protected RMD is equal to the RMD Amount calculated for that calendar year, reduced by any prior withdrawals taken during the same calendar year.

2.

On January 1st of each Contract Year, the Protected RMD will increase to the RMD Amount calculated for the new calendar year if such amount is greater than the previously calculated Protected RMD. If the RMD Amount calculated for the new calendar year is less than the previously calculated Protected RMD, the Protected RMD will not change.

Excess Withdrawals

Excess Withdrawals could reduce future benefits by more than the dollar amount of the Excess Withdrawals.

On or after the Income Start Date, the portion of any withdrawal that causes the total withdrawals for that Contract Year to exceed the higher of the AWA or the Protected RMD, if applicable, is an Excess Withdrawal. Excess Withdrawals will reduce the Contract Value. Excess Withdrawals will also reduce the Withdrawal Benefit Base in the same proportion as the Contract Value is reduced by the amount of the Excess Withdrawal.

If the Contract Value is reduced to zero due to an Excess Withdrawal, the contract and this Rider will be immediately terminated.

An Excess Withdrawal will reduce your Withdrawal Benefit Base – and thus the AWA – for each subsequent Contract Year. The Excess Withdrawal will reduce the Withdrawal Benefit Base such that the Withdrawal Benefit Base after the Excess Withdrawal is equal to:

A x (1 – (B/C))

Where:

•	A is the Withdrawal Benefit Base before the Excess Withdrawal;

•	B is the amount of the Excess Withdrawal including any Withdrawal Charges; and

•	C is the Contract Value before the Excess Withdrawal.

ICC21-DLIC-VA-GLWB-01-IB

FORM OF	Exhibit (4)(m)

Withdrawals in a Contract Year that do not exceed the higher of the AWA or the Protected RMD will not reduce the Withdrawal Benefit Base.

Step-Up Feature and Bonus Feature

This Rider provides a Step-Up Feature and a Bonus Feature that may increase the Withdrawal Benefit Base. We will determine eligibility for an increase to the Withdrawal Benefit Base under each of these two features on each Contract Anniversary and on the Income Start Date. We will calculate two potential increases to the Withdrawal Benefit Base, one under the Step-Up Feature and the other under the Bonus Feature, and then increase the Withdrawal Benefit Base by the higher of the two. On each Contract Anniversary and on the Income Start Date, the new Withdrawal Benefit Base will be set to the greater of:

a)	the current Contract Value, as described in the Step-Up Feature provision below; and

b)	the current Withdrawal Benefit Base plus any Bonus Amount, as described in the Bonus Feature provision below.

The Bonus Feature terminates at the end of the Bonus Period. The Step-Up Feature continues for as long as this Rider is in effect, unless the Step-Up Feature is terminated as described in the Rider Fee provision.

Step-Up Feature

Unless the Owner has elected to forego future Step-Ups as described in the Rider Fee provision , on each Contract Anniversary prior to the Annuity Income Date and on the Income Start Date, a Step-Up will be applied if the Contract Value is higher than the sum of the current Withdrawal Benefit Base and the Bonus Amount, if any. If the Step-Up is applied, the Withdrawal Benefit Base will be increased to equal the Contract Value.

If a Step-Up is applied during the Bonus Extension Period, then a new Bonus Period will start on the Step-Up Date, with a Bonus Base equal to the new Withdrawal Benefit Base.

This Rider, including the Step-Up Feature, will terminate automatically on the Annuity Income Date.

Bonus Feature

The Bonus Feature applies during the Bonus Period. The Bonus Period is measured from the Issue Date or the last Step-Up Date during the Bonus Extension Period.    On each Contract Anniversary during the Bonus Period and on the Income Start Date if the Income Start Date is during the Bonus Period, the Withdrawal Benefit Base will increase by the Bonus Amount, as calculated below, if the sum of the current Withdrawal Benefit Base and the Bonus Amount is higher than the Contract Value.

Bonus Amounts are calculated on each Contract Anniversary during the Bonus Period and on the Income Start Date, if the Income Start Date is during the Bonus Period. On a Contract Anniversary, the Bonus Amount will be equal to the Bonus Base multiplied by the Bonus Rate. On the Income Start Date, the Bonus Amount will be equal to the Bonus Base multiplied by the Bonus Rate, prorated to reflect the number of days elapsed since the last Contract Anniversary.

On the Issue Date, the Bonus Base is equal to the Withdrawal Benefit Base. After the Issue Date and during the Bonus Period, the Bonus Base is:

•	increased by any additional Purchase Payments;

•	decreased proportionally by any Early Withdrawals; and

•	increased to equal the Withdrawal Benefit Base immediately after a Step-Up is applied.

ICC21-DLIC-VA-GLWB-01-IB

FORM OF	Exhibit (4)(m)

The Bonus Base is not available for withdrawal, surrender, as a death benefit, or for application to any Annuity Option.

After the Bonus Period, the Bonus Feature no longer applies and the Bonus Base will equal zero.

Rider Fee

On the last day of each Rider Quarter, the Rider Fee is calculated by dividing the Annual Rider Fee Rate by four and then multiplying by the Withdrawal Benefit Base. On the last day of the final Rider Quarter in any Contract Year, the Withdrawal Benefit Base for the purpose of calculating the Rider Fee will not include any Step-Up or Bonus Amount to be added to the Withdrawal Benefit Base on the Contract Anniversary, unless such Contract Anniversary is also the Income Start Date. The Rider Fee is calculated and deducted pro rata on the last day of each Rider Quarter from each Investment Option to which the Contract Value is allocated. After this Rider is terminated, the Rider Fee is also terminated.

The Rider Fee will continue to be deducted until the earliest of the Annuity Income Date, the date on which the Contract Value equals zero, or the termination of this Rider.

Subject to the Maximum Annual Rider Fee Rate, the Company reserves the right to increase the Annual Rider Fee Rate on any Contract Anniversary on which a Step-Up occurs. If the Company elects to increase the Annual Rider Fee Rate, the Company will send notice to the Owner no less than 60 days prior to the next Contract Anniversary. Prior to that Contract Anniversary, the Owner may elect to decline the rate increase and forego all future Step-Ups. If the Company receives such election prior to that Contract Anniversary, the Annual Rider Fee Rate will not change and the Step-Up Feature will be terminated. If the Company does not receive such election prior to that Contract Anniversary, the increased Annual Rider Fee Rate will take effect beginning on the next Contract Anniversary on which a Step-Up occurs.

Fixed Account Restriction

While this Rider is in effect, all Purchase Payments and your entire Contract Value must be allocated among the Subaccounts made available for allocation under the Contract. Any transfer of Contract Value or allocation of Purchase Payments to a Guarantee Period of the Fixed Account, if made available by the Company, is not permitted.

Joint-Life Coverage

On the Income Start Date, the Owner has the option to elect joint-life coverage under this Rider.

The Lifetime Withdrawal Percentages for joint-life coverage are shown on the applicable Additional Benefit Specifications Page.

Once elected, except as provided herein, the Owner may not switch between single-life and joint-life coverage. With respect to joint-life coverage, should the Owner’s spouse cease to be the joint Owner or sole Beneficiary under the Contract, then joint-life coverage will automatically convert to single-life coverage. Under these circumstances, the joint-life Lifetime Withdrawal Percentage will continue to be applied, and all Rider benefits will continue to be based on the age of the younger spouse.

ICC21-DLIC-VA-GLWB-01-IB

FORM OF	Exhibit (4)(m)

Covered Person or Joint Covered Person

Eligibility to be the Covered Person or Joint Covered Person and elect joint-life coverage under this Rider is based on the contract’s ownership on the Income Start Date. For purposes of this Rider:

An Owner that is not a natural person must name an Annuitant as the Covered Person for single-life coverage. To elect joint-life coverage:

•	The Annuitant must be the Covered Person or the Joint Covered Person;

•	The Covered Person and the Joint Covered Person must be spouses recognized as such under federal tax law;

•	The Covered Person will be the younger of the spouses; and

•	The Annuitant’s spouse must be the sole Beneficiary under the contract.

An individual Owner who is a natural person must also be the Covered Person if he or she elects single-life coverage. If the individual Owner elects joint-life coverage:

•	The Covered Person and the Joint Covered Person must be spouses recognized as such under federal tax law;

•	The Owner must be either the Covered Person or the Joint Covered Person;

•	The Covered Person will be the younger of the spouses; and

•	The Owner’s spouse must be the sole Beneficiary under the contract.

The contract may have two Owners who are spouses recognized as such under federal tax law. In this circumstance, the two Owners may elect:

•	A single-life income with one Owner named as the Covered Person; or

•	A joint-life income with the younger Owner as the Covered Person and the other Owner as the joint Covered Person.

If the Owner is not a natural person and the Annuitant marries prior to the Income Start Date, then subject to our approval, the Annuitant’s spouse may be added to the contract as an Annuitant and will then be a Covered Person or Joint Covered Person. If the Owner is a natural person and the Owner marries prior to the Income Start Date, the Owner’s spouse may be added to the contract as an Owner, as an Owner and Annuitant, or as the sole Beneficiary, and will then be a Covered Person or Joint Covered Person.

Effect of Divorce on the Rider

The divorce of an Owner may affect the status of this Rider.

Prior to the Income Start Date:

If divorce occurs prior to the Income Start Date, then this Rider will remain in force and the Guaranteed Lifetime Withdrawal Benefit will be available with single-life coverage for subsequent activation based on the Covered Person as defined in this Rider on the Income Start Date.

On or after the Income Start Date with single-life coverage:

If divorce occurs on or after the Income Start Date, this Rider will remain in force as long as the specified Covered Person remains an Owner of the contract and all other conditions described in this Rider continue to be met.

On or after the Income Start Date with joint-life coverage:

ICC21-DLIC-VA-GLWB-01-IB

FORM OF	Exhibit (4)(m)

If divorce occurs on or after the Income Start Date and the Covered Person and Joint Covered Person are no longer spouses, this Rider will remain in force with single-life coverage as long as the specified Covered Person or Joint Covered Person remains an Owner of the contract and all other conditions described in this Rider continue to be met. The joint-life Lifetime Withdrawal Percentage will continue to be applied, and all Rider benefits will continue to be based on the age of the individual who was the Covered Person on the Income Start Date. This Rider will terminate upon the death of any Owner.

You may remove an Owner from the contract upon divorce. If an Owner is removed, the remaining/new Owner becomes the Covered Person. The Lifetime Withdrawal Percentage will not change and this Rider will terminate upon the death of the Owner.

Division of the contract:

In the event of a divorce, if there is a court order, property settlement agreement or other document requiring the division, transfer, or split of the contract, such division, transfer, or split will be considered a withdrawal for all purposes under the contract and as such may adversely affect the benefits available under this Rider. If the withdrawal occurs prior to the Income Start Date, it will be considered an Early Withdrawal. If the withdrawal occurs on or after the Income Start Date and exceeds the AWA, the amount of the excess will be considered an Excess Withdrawal under the terms of this Rider.

Impact on Rider of Death of Owner or Certain Non-Owner Annuitant

This Rider terminates on the Death Benefit Date unless:

The contract is continued when an Owner dies before the Income Start Date and the surviving spouse, as sole Beneficiary under the contract, elects to continue this Rider along with the Contract instead of receiving the death benefit.

If an Owner who is the Covered Person or Joint Covered Person dies after the Income Start Date, and joint-life income was elected, then the spouse, as sole Beneficiary under the contract, can continue this Rider and the Contract and continue to receive the AWA for the rest of his or her life.

If the Owner is not a natural person, the death of an Annuitant is treated as the death of the Owner. In this case, if the contract is eligible for spousal continuation under federal tax law, then this Rider may continue as follows:

1.	If an Annuitant dies before the Income Start Date, the surviving spouse may continue this Rider along with the contract; or

2.

If an Annuitant who is the Covered Person or Joint Covered Person dies after the Income Start Date, and joint-life income was elected, then the surviving spouse can continue this Rider and the Contract and continue to receive the AWA for the rest of his or her life.

In order to ensure that the AWA continues after the death of an Owner you must elect a joint-life income on the Income Start Date and the Covered Person and the Joint Covered Person must be spouses to preserve the availability of this Rider after the death of an Owner. In addition, the spouses must be joint Owners or the spouse of the Owner must be the sole Beneficiary.

The right to continue this Rider upon spousal continuation of the contract may be exercised only once. If the surviving spouse remarries then dies neither the contract nor the Rider may be continued.

ICC21-DLIC-VA-GLWB-01-IB

FORM OF	Exhibit (4)(m)

Impact on Rider of the Annuity Income Date

You cannot activate the benefits under this Rider on or after the Annuity Income Date. If you do not elect an Income Start Date that occurs before the Maximum Annuity Income Date, then by the Maximum Annuity Income Date you must choose an Annuity Option from among those then available under the contract.

If your Maximum Annuity Income Date occurs after the Income Start Date, then your choice of Annuity Options may include the AWA Settlement Option, described below.

AWA Settlement Option

The AWA Settlement Option is an additional Annuity Payment Option which is available to elect on the Maximum Annuity Income Date.

In addition, the AWA Settlement Option will be applied automatically if your Contract Value is reduced to zero after the Income Start Date and prior to the Annuity Income Date for any reason other than an Excess Withdrawal.

Upon election or automatic application of the AWA Settlement Option, all rights and benefits under the contract will terminate except for the right to receive future payments under the AWA Settlement Option. We will not accept any additional Purchase Payments after the AWA Settlement Option goes into effect.

The AWA Settlement Option provides systematic modal payments based on the most-recently calculated AWA during the life of the Covered Person or, if joint-life coverage has been elected, for the lifetime of the last survivor of the Covered Person and the Joint Covered Person.

Statements

Prior to the Income Start Date, we will provide you with a written statement at least once each Contract Year that includes:

•	The current Withdrawal Benefit Base;

•	The current single Lifetime Withdrawal Percentage based on the youngest Covered Person; and

•	The AWA that would result if the current Withdrawal Benefit Base were multiplied by the current single Lifetime Withdrawal Percentage based on the youngest Covered Person.

Following the Income Start Date, we will provide you with a written statement at least once each Contract Year that includes:

•	The current Withdrawal Benefit Base; and

•	The AWA resulting from multiplying the current Withdrawal Benefit Base by the Lifetime Withdrawal Percentage established on the Income Start Date or a subsequent Step-Up Date.

ICC21-DLIC-VA-GLWB-01-IB

FORM OF	Exhibit (4)(m)

Termination of this Rider

Termination of this Rider will occur upon the earliest of:

•	The Business Day we receive the Owner’s request to terminate this Rider after the Termination Lockout Period;

•	The date the Withdrawal Benefit Base is reduced to zero as a result of an Early Withdrawal or Excess Withdrawal;

•	The date the Contract Value is reduced to zero prior to the Income Start Date;

•

An ownership change that has the effect of changing the Covered Person(s) except as described above in the Effect of Divorce on the Rider and the Impact on Rider of Death of Owner or Certain Non-Owner Annuitant provisions;

•	The Annuity Income Date under the contract; or

•	Termination of the contract.

ICC21-DLIC-VA-GLWB-01-IB